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EXHIBIT 23.1

CONSENT OF REGISTERED INDEPENDENT PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders
Wave Systems Corp.:

        We consent to the incorporation by reference in the registration statements Nos. 333-150340, 333-141429, 333-130409, 333-114476, 333-112017, 333-106632, 333-99469, 333-92845, 333-46330, 333-33236, 333-38265, 333-28819, 333-20017, 333-73236 and 333-65648 on Form S-3 and Nos. 333-164320, 333-125203, 333-144147, 333-144139, 333-88665, 333-68911, 333-69041, 333-11611, 33-97612, 333-11611 and 333-11609 on Form S-8, of Wave Systems Corporation of our report dated March 16, 2010, with respect to the consolidated balance sheets of Wave Systems Corp. and subsidiaries as of December 31, 2009 and 2008, and the related consolidated statements of operations, stockholders' equity (deficiency) and comprehensive income (loss), and cash flows for each of the years in the three-year period ended December 31, 2009, and the effectiveness of internal control over financial reporting as of December 31, 2009, which report appears in the December 31, 2009 annual report on Form 10-K of Wave Systems Corp.

        Our report dated March 16, 2010 contains an explanatory paragraph that states that Wave Systems Corp. has suffered recurring losses from operations and has an accumulated deficit that raise substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ KPMG LLP

Boston, Massachusetts
March 16, 2010

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  EXHIBIT 23.1
CONSENT OF REGISTERED INDEPENDENT PUBLIC ACCOUNTING FIRM